Exhibit 99

For Immediate Release

July 5, 2000

For more information:                               Steven J. Goldstein
                                                    Chief Financial Officer
                                                    Centura Banks, Inc.
                                                    (252) 454-8356
                                                    sgoldstein@centura.com
                                                    ----------------------


CENTURA BANKS INC. LOWERS 2nd QUARTER, FULL-YEAR OUTLOOK

Interest Rate Environment, Slowing Economy Cited for Revision


ROCKY MOUNT, N.C., July 5, 2000 - Centura Banks Inc. (NYSE: CBC) today announced that it is reducing its earnings outlook for the second quarter and full year 2000. The revised outlook is due primarily to the recent rise in interest rates and the accompanying pressure on net interest margins.

For the second quarter, operating earnings are expected to be in the range of 71 to 74 cents per diluted share before merger-related and other significant charges, compared with the analysts' consensus estimate of 99 cents per share as reported by First Call. Operating earnings for the full year 2000 are expected to range from $3.37 to $3.47 per diluted share, compared with the First Call consensus of $4.05. These results include $5 million of additional loan loss provisions recorded in order to align the credit risk management methodologies of Triangle Bancorp, Inc. with those of Centura. Centura expects to report second-quarter financial results on July 13.

As anticipated, the second quarter will include approximately $12 million in charges related to the acquisition of Triangle and the previously announced Hannaford store closings. After these items, Centura expects to report diluted earnings per share in a range of 51 to 54 cents for the second quarter and $2.47 to $2.57 for the full year. The revised earnings outlook for 2000, excluding the merger-related and the Hannaford charges, continues to project a return on equity of approximately 15.6%, compared with 15.7% at year end 1999, and a return on assets of 1.22%, compared with 1.23% a year ago. Centura is reassessing its relationship with Hannaford and may close additional stores during the year, which could result in additional charges of approximately $5-$7 million.

 "The rise in interest rates and the accompanying pressure on our net interest margin was partly exacerbated by our acquisition of Triangle," said Cecil W. Sewell, chief executive officer. "Operationally, the integration has gone smoothly, but we experienced additional margin pressures as we both absorbed Triangle's portfolio and sacrificed some retail pricing to our overriding priority of customer retention."

Addressing credit quality, Sewell said: "Although we have not seen any weakness in our credit quality from the first quarter or any stress on our loan portfolio, we anticipate an economy marked by higher interest rates and the potential for further slowing. It also is our intent, based on current pricing and interest rates, to sell our mortgage servicing in the third quarter and reinvest the gain in restructuring the investment portfolio. These transactions will enable us to eliminate the interest rate risk inherent in mortgage servicing.

"Looking forward, we will be very focused on improving the net interest margin by stimulating core deposits and retail funding, and on growing our wealth management business," Sewell said. "We also plan to continue our diligent expense control efforts without sacrificing long-term growth.

"Our integration of Triangle has progressed according to plan in terms of reduced expenses and customer retention goals," Sewell continued. "To date we have achieved in excess of a 98% retention rate for Triangle high-value households and now have a much strengthened North Carolina franchise in high growth MSA markets, particularly the Triangle area. Our focus on customer retention represents the best long-term strategy for building lasting relationships, reducing the need for wholesale funding, and strengthening our net interest margin."

Factors Contributing To Revised Outlook

Contributing factors to the company's revised earnings outlook for the second quarter and 2000 are primarily related to rising interest rates. The cumulative effect of rising interest rates since October 1999 has put pressure on Centura's net interest margin and the 50 basis-point increase in the second quarter intensified that pressure.

o Net Interest income. A decline in net interest income is expected to account for approximately 45% of the earnings revision or 9 to 11 cents for the quarter and 25 to 30 cents per share for the full year. This is due primarily to margin pressure created by rising interest rates, which occurred at the same time Centura was engaged in an aggressive campaign to retain Triangle Bancorp customers. The successful integration of Triangle will enable Centura to focus on building core deposits and improving the net interest margin for the remainder of the year.

o Fee-based businesses linked to interest rates. An industry-wide downturn in the mortgage business, a result of rising interest rates, has affected Centura's three mortgage-related businesses, which are expected to account for approximately 20% of the earnings revision, or 12 to 14 cents per share for the year. The second quarter impact is approximately 1 to 2 cents per share. Centura's mortgage-related businesses are: Centura Bank, which originates and services conforming mortgages; Capital Advisors, which provides commercial mortgage placements; and Centura's 49% interest in First Greensboro Home Equity, a sub-prime mortgage lender. The decline in income from these business units is partially offset with increases in fee income from NCS Mortgage Lending Company, a new business unit acquired late in the first quarter of 2000.

o Operating expenses. Operating expenses are expected to account for approximately 20% of the earnings revision or 13 to 16 cents for the full year. The impact on the second quarter is approximately 7 to 8 cents per share. We have achieved the projected cost savings from the Triangle acquisition, however, expenses are above expectations due to continued technology investments, the filling of previously approved vacant positions, and operating expenses from NCS Mortgage Lending Company. NCS expenses represent about one-third of the revision in operating expenses. Despite this, operating expenses are expected to be relatively flat for the year.

o Loan Loss Provision. As previously discussed, the additional loan loss provision accounts for 15% or $5 million of the earnings revision.

About Centura
-------------

With assets of more than $11 billion and deposits exceeding $7 billion, Centura Banks Inc. provides a complete line of banking, investment, insurance, leasing and asset management services to individuals and businesses in North Carolina, South Carolina and Virginia. Centura's broad range of financial solutions is provided through more than 250 full-service financial offices and Centura Highway, the bank's multifaceted customer access system that includes telephone banking, an extensive ATM network, PC banking, online bill payment and the bank's suite of Internet products and services. Additional information may be found on Centura's Web site at www.centura.com.

Safe Harbor
-----------

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. These include statements about Centura, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Such statements reflect current views, but are based on assumptions and are subject to risks, uncertainties and other factors that may cause results to differ materially from those set forth in such statements. Those factors include, but are not limited to, the following: (i) expected cost savings from completed mergers may not be fully realized or costs or difficulties related to the integration of the businesses of Centura and merged institutions may be greater than expected; (ii) customer and deposit attrition, or revenue loss, following completed mergers may be greater than expected; (iii) competitive pressure in the banking industry may increase significantly; (iv) changes in the interest rate environment may reduce margins; (v) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration and the possible impairment of collectibility of loans;
(vi) the impact of changes in monetary and fiscal policies, laws, rules and regulations; (vii) the impact of the Gramm-Leach-Bliley Act of 1999; (viii) changes in business conditions and inflation; and (ix) other risks and factors identified in Centura's filings with the Securities and Exchange Commission and other regulatory bodies.